EXHIBIT 10.22

Fate Therapeutics, Inc.

3535 General Atomics Court, Suite 200

San Diego, CA 92121

August 4, 2013

Timothy Coughlin

Re:	Board of Directors of Fate Therapeutics, Inc.

Dear Tim:

Fate Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to you to serve as a member of the Board of Directors of the Company (the “Board”). Your appointment as a director will become effective upon the date on which the Board and the requisite stockholders of the Company approve your election to the Board (the “Start Date”).

I will ask the Board to grant you a stock option to purchase 150,000 shares of common stock, par value $0.001 per share, of the Company (the “Option”). The Option will vest over a four-year period from the Start Date in equal monthly installments, with a one-year cliff for the first 25% of the shares underlying the Option, subject to certain requirements. In all respects, the Option will be governed by the Company’s 2007 Equity Incentive Plan (the “Plan”) and a Non-Qualified Stock Option Agreement to be entered into between you and the Company pursuant to the Plan (or any successor plan thereto that the Company may adopt in connection with an initial public offering). The shares underlying the Option will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board based on all relevant factors, including a third-party 409A valuation report.

It is understood that you will serve at the pleasure of the Company and that either you or the Company may terminate your directorship at any time and for any reason without prior notice and without additional compensation to you. The Company will reimburse you for reasonable and necessary travel expenses incurred by you in furtherance of the Company’s business pursuant to Company policy. You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director. In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a director of the Company.

Please indicate your acceptance of this offer to serve as a director of the Company by signing and dating the enclosed copy of this letter and returning it to the Company’s outside counsel, Goodwin Procter LLP, Attention: Maggie Wong (email: mwong@goodwinprocter.com; fax: 858-726-7517). We look forward to your joining the Board.

Very truly yours,

FATE THERAPEUTICS, INC.

By:	/s/ Christian Weyer
Name: Christian Weyer
Title: President and Chief Executive Officer

Accepted and Agreed:

/s/ Timothy Coughlin
Timothy Coughlin

8/5/13
Date: